Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Julia Hallisey
Investor Relations Tel: +1-203-504-1063

Aircastle to Present at JPMorgan Aviation and Transportation Conference on March 21

Stamford, CT. March 19, 2007 - Aircastle Limited (NYSE: AYR) today announced that Ron Wainshal, Chief Executive Officer will make a presentation regarding the Company at the JPMorgan Aviation and Transportation Conference Wednesday, March 21 at 4:45 P.M. Eastern time at the Waldorf Astoria Hotel in New York City, NY.

The presentation is being webcast live and can be accessed through the Company’s website at www.aircastle.com. A replay of the webcast will be available until June 21, 2007. The presentation slides will also be available during and after the presentation through the Investor section of the Aircastle website.

About Aircastle Limited

Aircastle Limited is a global company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world. As of March 15, 2007, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $2.23 billion and $1.44 billion, respectively, for a total of approximately $3.67 billion, including 38 aircraft Aircastle has acquired or committed to acquire from affiliates of Guggenheim Aviation Investment Fund, L.P.

For more information regarding Aircastle and to be added to our email distribution list, please visit http://www.aircastle.com